Exhibit 10.1
Memorandum of Understanding
Regarding Distribution of Colt Law Enforcement and Commercial Rifles
1 May 2011
This Memorandum of Understanding (“MOU”) is to confirm the arrangements that have been agreed upon between Colt Defense LLC (“CD”) and Colt’s Manufacturing Company LLC (“CMC”) with regard to the distribution of law enforcement and commercial rifles but it does not change the allocation of markets to each company affected by the existing license agreements. The companies’ joint mission is to re-establish CMC as a leading commercial rifle supplier in part by leveraging the products and capability of CD as a world renowned manufacturer of military grade rifles and carbines.
We have agreed to the following:
CD’s VP of Domestic Sales will manage the commercial and law enforcement channels of distribution for rifle products for both CMC and CD, including rifle products not made by CD, for sale to the commercial market, which will allow the two companies that share the Colt brand to present one face to these channels of distribution. VP Domestic Sales will be employed by CD, and CMC will have no responsibility for his compensation, but will work with CMC’s Chief Operating Officer (“CMC COO”) to the extent any decision involves the marketing or sale of any rifle products to the commercial market.
Beginning 1 May 2011 and for a period of two (2) years, CD will sell CD-made rifles to CMC for the commercial market at 5% less than CD’s net distributor price to law enforcement distributors for the same models, which will be CMC’s distributor price. For all rifles not made by CD, CMC will pay CD 5% of CMC’s sales price plus commissions to rep groups allocable to those sales. At the inception of the relationship described in this MOU, CD will review backorders for all of CMC’s commercial distributors. CD will fill these orders and subsequently issue CMC a credit equal to 5% of such distributor price. Prior to the each anniversary of these arrangements, CD and CMC will meet and confer to determine whether there are changes that can be made to these arrangements that would be beneficial to both parties. Prior to the second anniversary of this agreement, CD and CMC will meet and confer to determine if the agreement should be extended, modified, or terminated. VP Domestic Sales has provided CD’s backlog of commercial orders to CMC COO and shall endeavor to provide updates of such backlogs at least on a monthly basis.
CD and CMC will send a joint communication to all commercial distributors stating that after a certain date, to be determined by the parties, they must place all commercial rifle orders going forward with CMC.
CD will amend its law enforcement distributor agreement to clearly permit law enforcement distributors to sell only to agencies, individual officers, first responders, military personnel active or retired with proper identification and during the term of this MOU CD will enforce this limitation.
CMC will amend its commercial distributor agreement to clearly prohibit commercial distributors from participating in direct bids for, or selling, rifles directly or indirectly to state or local law enforcement agencies or departments or agencies of the United States Government. During the term of this agreement, CMC will enforce this limitation and will permit VP Domestic Sales to enforce it. Similarly, during the term of this agreement, CMC will not participate in direct bids for, or the selling of, rifles directly or indirectly to state or local law enforcement agencies or departments or agencies of the United States Government.
VP Domestic Sales’goal during the term of this MOU is to engage rep groups to sell Colt-branded rifles for CD and CMC in order to give the parties a combined sales presence for law enforcement and commercial distribution, participation at trade shows, and exposure to individual retailers.
Implementation Plan:
CD will engage rep groups to promote commercial rifle products to commercial distributors and key retailers in assigned territories of representation.
CD will pay all commissions and training expenses to manage the rep groups.
CD will market and advertise the rifle products for the commercial channel, provide CMC with quarterly updates, and assume the associated cost.
CD will hire a public relations firm to manage the media and advertising efforts associated with this effort.
VP Domestic Sales and CMC COO will work closely together to manage any conflict that may arise and ensure success for both companies.
CMC and CD recognize that by working cooperatively together as set forth above, the companies will be able to achieve their mutually beneficial objectives, such as providing a coordinated effort for marketing and sales of rifles in the highly competitive LE and commercial markets, sharing financial risks, and achieving synergistic and competitive advantages.
COLT DEFENSE LLC

/s/ Gerald R. Dinkel
President and Chief Executive Officer
COLT’S MANUFACTURING COMPANY LLC

/s/ Lt. Gen. William M. Keys, USMC (Ret.)
President and Chief Executive Officer